Exhibit 5.1


                  [Letterhead of Seoul International Law Firm]




Vanex  Co.,  Ltd.                                             July  10,  2003
LG  Palace  5F
Dongkyo-Dong  Mapo-Gu
Seoul,  Korea

Dear  Sirs  and  Madams,

RE:     OPINION  LETTER  REGARDING  STOCK  ISSUANCES
        --------------------------------------------

     WE HAVE BEEN REQUESTED TO PROVIDE THIS OPINION REGARDING THE STOCK ISSUANCES OF VANEX CO., LTD (THE "CORPORATION") SINCE ITS DATE OF INCORPORATION DATED FEBRUARY 21, 2001.

     IN THIS REGARD, WE HAVE REVIEWED AND ARE FAMILIAR WITH AND HAVE RELIED UPON, TO THE EXTENT NECESSARY:

(A) ALL CURRENTLY EFFECTIVE ARTICLES (AS SUCH TERM IS DEFINED IN THE REPUBLIC OF KOREAN BUSINESS AND CORPORATION LAW) AND ARTICLES OF INCORPORATION OF THE CORPORATION;

(b) certified copies of resolutions of the board of directors of the Corporation approving, among other things acceptance of all subscription agreements, shares issuances and proposed stock offering; and

(C)     SUCH  OTHER  CORPORATE  DOCUMENTS,  RECORDS,  RULINGS,  ORDERS, REPORTS,
CERTIFICATES  AND  INSTRUMENTS  AS  WE  HAVE  CONSIDERED  APPROPRIATE.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Corporation and others.

      We have not reviewed or provided an opinion regarding securities matters in United States or Korea which may apply. Our opinion pertains only to applicable corporate law matters governed by the laws of Korea, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.

Based  on  and  subject  to  the  foregoing,  we  are  of  the  opinion  that:

     1. The authorized capital of the Corporation consists of 100,000,000 of common shares of which 12,723,300 are issued and outstanding as fully paid and non-assessable shares.

     2. All requisite corporate action has been taken by the board of directors of the Corporation to allot and issue the 12,723,300 common shares issued as of the date hereof.



     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed by the Corporation. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Commission promulgated thereunder.

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement filed by the Corporation.

     This opinion letter is rendered as of the date first written above. This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Corporation or its securities.





Yours  Truly,

Seoul  International  Law  Firm


/S/  Kim,  Hee  In
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Per:  Kim,  Hee  In